RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE GXO LOGISTICS, INC. 2021 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of , 20 (the “Grant Date”), between GXO LOGISTICS, INC., a Delaware corporation (the “Company”), and .
This Restricted Stock Unit Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the GXO Logistics, Inc. 2021 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, shares of the Company’s Common Stock, $0.01 par value (each, a “Share”), or cash, as set forth in Section 3 of this Award Agreement.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN INCLUDING THE PLAN RULES, THE GLOBAL APPENDIX AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1. The Plan. This Award is made pursuant to the Plan and the global appendix document (the “Appendix”), all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan on the one hand and the terms of this Award Agreement or the Appendix on the other, the terms of the Plan shall govern.
SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
SECTION 3. Vesting and Settlement. Vesting. Except as otherwise provided herein, the RSUs shall vest on (the “Vesting Date”), provided that you continue to serve as a member of the Board of Directors of the Company (the “Board”) through and until the Vesting Date.
(b) Settlement of RSU Award. Within 30 days following the Vesting Date (the “Settlement Date”), the Company shall deliver to you or your legal representative either (x) one Share or (y) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that is scheduled to be settled on such date in accordance with the terms of this Award Agreement; provided that, the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.
(c) Change of Control. In the event of a Change of Control, all outstanding RSUs shall accelerate vesting as of immediately prior to such Change of Control, in which case all outstanding RSUs shall be settled no later than the tenth (10th) day following the date of such Change of Control.
SECTION 4. Forfeiture of RSUs. Unless the Committee determines otherwise, if the Vesting Date with respect to the RSUs has not occurred prior to the date on which you cease to be a member of the Board for any reason, your rights with respect to such RSUs shall immediately terminate and you shall be entitled to no further payments or benefits with respect thereto.
SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until Shares are actually issued in book-entry form to you or your legal representative in settlement of this Award.
SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.
SECTION 7. Withholding, Consents and Legends. Withholding. Subject to applicable law, you shall be permitted to elect to have the Company retain from the Shares that would otherwise be delivered to you pursuant to the RSUs a number of Shares having a Fair Market Value that is sufficient to satisfy any Federal, state, local or foreign taxes that you reasonably estimate that you will be required to pay as a result of delivery to you of the Shares subject to the RSUs; provided, however, that in order for you to make any such election, not less than 10 Business Days prior to the date that the Shares would otherwise be deliverable to you, you must notify the Company in writing of your desire to exercise such election and such notice must include the percentage of the otherwise deliverable Shares that you would like the Company to withhold. Upon receipt of such notice, the Company shall be permitted to request from you information about how the relevant percentage was determined. In the event that the number of Shares that would be withheld pursuant to your election is not a whole number, such number shall be rounded down to the nearest whole Share. Within 15 Business Days following the Settlement Date, the Company will pay to you an amount in cash equal to the Fair Market Value (determined as of the Settlement Date) of the Shares that the Company withheld.
(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the

Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 9. Committee Discretion. The Compensation Committee of the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 10. Dispute Resolution. Jurisdiction and Venue. Any claim initiated by you arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration before a single arbitrator in the State of Delaware administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Except the extent that the Company seeks injunctive relief pursuant to an Employment Agreement (or other individual agreement between you and the Company), any claim initiated by the Company arising out of or relating to this Agreement, or the breach thereof, shall, at the election of the Company be resolved in accordance with this Section 10. You hereby irrevocably submit to the jurisdiction of any state or federal court located in the State of Delaware; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing any judgment or award obtained by the Company. You waive, to the fullest extent permitted by applicable law, any objection which you now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 10, and agree that you shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. You agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 10 shall be conclusive and binding upon you and may be enforced in any other jurisdiction.
(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	GXO Logistics, Inc. Two American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 12. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 15. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 16. Currency Risk. You accept that if the Shares subject to your Award are traded in a currency which is not the currency of your jurisdiction, the value of the Shares may be affected by movements in the exchange rate. No member of the GXO group of companies is liable for any loss due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer or money.
IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

GXO Logistics, Inc. By: ______________________________________ Name: Maryclaire Hammond Title: Chief Human Resources Officer

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